Exhibit 99.1

Spectrum Brands Holdings Announces Record Financial Results for the First Quarter of Fiscal 2011

MADISON, Wis.--(BUSINESS WIRE)--February 10, 2011--Spectrum Brands Holdings, Inc. (NYSE: SPB):

  Company achieved record quarterly net sales and adjusted EBITDA in first fiscal quarter of 2011
  Net sales of $861 million grew 45.5 percent versus fiscal 2010; 2.4 percent net sales growth including the Russell Hobbs businesses in last year’s fiscal first quarter and 4.1 percent excluding negative foreign exchange impact
  Company reaffirms fiscal 2011 expectations for net sales growth of 3-4 percent, and increases in adjusted EBITDA to $455-$465 million and free cash flow to $155-$165 million
  Strong liquidity position at end of fiscal 2011 first quarter with $83 million of cash and approximately $44 million drawn on its ABL facility, consistent with normal business seasonality
  $70 million of voluntary prepayments made on original $750 million Senior Secured Term Loan in the quarter, as previously announced, with continuing focus on aggressive deleveraging and strong free cash flow generation
  Company reiterates cumulative debt reduction target on term loan of at least $200 million during fiscal 2011 and objective to reach a target leverage (total debt to adjusted EBITDA) of 3 times or less in the next two years
  Company completed refinancing of $680 million Senior Secured Term Loan on February 1 at lower interest rate; annual cash interest expense reduction of more than $20 million at today’s interest rates with a $680 million term loan balance
  Company remains well on track to deliver $25-$30 million in cost synergies from Russell Hobbs transaction and $7-$11 million in savings from Global Pet Supplies restructuring over the next two years

Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today announced improved fiscal 2011 first-quarter financial results for the period ended January 2, 2011.

“We’re off to a solid start in fiscal 2011, with record quarterly net sales and adjusted EBITDA in the first quarter as we confirm our full-year guidance for financial performance,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “Our results speak to the continuing success we are having with our Spectrum Value Model of enhancing retailer margins, introducing new products and product line extensions, and aggressive, long-term cost improvement.

“Net sales for the combined Spectrum Brands and Russell Hobbs businesses grew 2.4 percent in the first quarter of fiscal 2011, with especially strong performance in our battery and personal care businesses,” Mr. Lumley added. “We ended the quarter in a strong liquidity position even as we reduced our term loan by $70 million in our drive to achieve a cumulative debt reduction of at least $200 million in fiscal 2011. We also remain on schedule to meet, and possibly exceed, significant merger-related and restructuring cost savings in our Russell Hobbs and Global Pet businesses.

“Spectrum Brands is a $3.1 billion company with a proven superior value brand strategy, a tested leadership team, compelling opportunities for growth and expansion, and the ability to deliver strong, sustainable cash flow,” Mr. Lumley said. “Our Company is moving into a promising new era and focused on building a strong platform for continuing growth and greater value creation.”

Russell Hobbs Transaction

On June 16, 2010, the transaction to combine Spectrum Brands, Inc. with Russell Hobbs, Inc. was completed pursuant to the previously announced agreement and Plan of Merger dated February 9, 2010. The addition of Russell Hobbs’ well-respected family of small appliance brands, with such notable names as Black & Decker®, George Foreman®, Littermaid®, Farberware® and Toastmaster®, created a strong global consumer products company with solid free cash flow potential and an improved combined balance sheet.

The reader should note that the 3-month periods presented in Tables 1 and 2 of this press release, which reflect GAAP numbers, include the results of the Russell Hobbs’ businesses only from the date of the close of the transaction, June 16, 2010, through the end of the Company’s first quarter, January 2, 2011.

Tables 3, 4 and 5 bridge the Company’s GAAP results to reflect the acquisition as if it occurred at the beginning of the period presented.

Segment Reporting Structure Update

Effective October 1, 2010, the Company’s chief operating decision-maker decided to manage the businesses in three vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of the Company’s worldwide battery, shaving and grooming, personal care, small electrical appliances in the kitchen and home product categories, and portable lighting business; (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business; and (iii) Home and Garden Business, which consists of the Company’s lawn and garden and insect control businesses. This current reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment with substantially all of the former Small Appliances segment, which consists of the Russell Hobbs businesses acquired on June 16, 2010, to form Global Batteries & Appliances. In addition, certain pest control and pet products in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively. These reclassifications have been made for all periods presented.

Fiscal 2011 First Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated GAAP net sales of $861.1 million for the first quarter of fiscal 2011, an increase of 45.5 percent compared with $591.9 million for the same period in fiscal 2010. The increase was the result of the Russell Hobbs acquisition completed on June 16, 2010 and net sales growth in the Global Batteries & Appliances segment, specifically the global batteries and personal care product categories. The net sales results were negatively impacted by $13.6 million of foreign exchange. Including the prior year’s first-quarter results for the Russell Hobbs’ businesses, net sales of $861.1 million in the first quarter of fiscal 2011 increased 2.4 percent compared with $840.6 million in the year-ago quarter. Excluding the negative foreign exchange impact, net sales increased 4.1 percent in the first quarter of fiscal 2011 compared with the first quarter of fiscal 2010. In addition, Spectrum Brands’ GAAP gross profit of $299.3 million in the first quarter of fiscal 2011 grew 62.2 percent versus $184.5 million in the comparable year-ago period.

The Company reported a GAAP net loss of $19.8 million, or $0.39 per diluted loss per share, for the first quarter of fiscal 2011 on average shares and common stock equivalents of 50.8 million, compared with a net loss of $60.2 million, or $2.01 per diluted loss per share, in the year-ago quarter based upon average shares and common stock equivalents of 30.0 million. Adjusted for certain items in both year’s first quarters, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share of $0.47, a non-GAAP number, for the first quarter of fiscal 2011, versus $0.42 in fiscal 2010’s first quarter.

Fiscal 2011 first-quarter consolidated adjusted EBITDA, a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends, was $122.7 million. This represented a 4.5 percent increase versus consolidated adjusted EBITDA for the first quarter of fiscal 2010 of $117.4 million, which includes the results of Russell Hobbs’ businesses (now part of the Global Batteries & Appliances segment) as if combined with Spectrum Brands as of the beginning of last year’s first quarter. Foreign exchange had a $9.0 million negative impact on adjusted EBITDA in the first quarter of fiscal 2011. Excluding the negative foreign exchange impact, adjusted EBITDA grew 12.5 percent in the first quarter of 2011 versus the first quarter of fiscal 2010. The Company reported a GAAP net loss of $112.6 million for the first quarter of fiscal 2009. When compared with adjusted EBITDA of $74.0 million in the first quarter of fiscal 2009, which also included the results of the Russell Hobbs’ businesses, fiscal 2011 first-quarter adjusted EBITDA increased 65.8 percent.

Segment Level Data

Global Batteries & Appliances

Led by solid top-line growth in the worldwide battery and personal care product categories, the Global Batteries & Appliances segment reported fiscal 2011 first-quarter net sales of $696.6 million versus $428.6 million in the first quarter last year. First-quarter 2011 segment sales were negatively impacted by $12.1 million of foreign exchange. Including the Russell Hobbs businesses as if combined with Spectrum in last year’s first quarter, the segment’s 2011 first-quarter net sales of $696.6 million increased 3.7 percent versus $671.8 million a year earlier.

Global battery sales for the first quarter were $273.9 million, paced by a strong North American performance, compared with $265.9 million a year earlier, or a 3.0 percent increase. Foreign exchange negatively impacted these results by $8.9 million. Despite continued competitive pressures, North American battery sales grew 15.2 percent to $126.1 million, with market share continuing to improve. European battery sales for the quarter, which were negatively impacted by $6.8 million of foreign exchange and where the Company continued its voluntary exit of low-margin private-label sales, were $96.6 million compared with $103.9 million during the same period last year. Because of this region’s focus on profitable growth, despite a smaller top line for the region as a whole compared with a year ago, Europe’s branded battery business saw an improvement in sales and profits. Finally, in Latin America, battery sales were $48.0 million for the first quarter, a decline of 3.6 percent versus $49.8 million in the comparable period last year. Foreign exchange negatively impacted Latin American battery sales by $2.6 million.

Reflecting growth across all geographic regions, net sales for the global personal care product category rose 10.3 percent to $179.6 million in the first quarter of fiscal 2011, a record quarterly level, versus $162.8 million for the same period last year. The net sales growth was attributable to a combination of new product introductions, line extensions and expanded in-store promotions. Foreign exchange negatively impacted these results by $3.7 million.

The small electrical appliances products of the Global Batteries & Appliances segment reported net sales in the first quarter of fiscal 2011 of $243.1 million, unchanged from the previous year’s quarter including the Russell Hobbs businesses as if combined with Spectrum in that quarter. Continuing softness in North American operations was partially offset by higher international net sales, primarily in Europe. Foreign exchange positively impacted the small electrical appliances product net sales by $0.5 million.

With segment net income of $79.4 million, the Global Batteries & Appliances segment recorded adjusted EBITDA of $110.7 million for the first quarter of fiscal 2011, an increase of 4.1 percent versus adjusted EBITDA of $106.3 million in the year-earlier quarter, when segment net income was $47.0 million. Excluding a negative foreign exchange impact of $8.3 million, adjusted EBITDA for this segment improved 11.9 percent over the first quarter of fiscal 2010.

Global Pet Supplies

The Global Pet Supplies Business segment reported net sales of $137.0 million for the first quarter of fiscal 2011, flat with the comparable year-ago period. The reclassification of certain pet products into the Global Pet Supplies business segment from the former Small Appliances segment accounted for a net sales increase of $4.0 million in the fiscal 2011 first quarter. This was offset by continued softness in the North American aquatics category due to macroeconomic factors. Foreign exchange negatively impacted these results by $1.5 million.

Net income for the segment was $13.4 million for the first quarter of fiscal 2011 versus $0.3 million in the prior year’s quarter. As a result of product mix and modest remaining expenses from the companion animal recall discussed in the fourth quarter of fiscal 2010, adjusted EBITDA of $22.4 million for this segment in the first quarter declined from $23.6 million in the same period last year.

Home and Garden Business

The Home and Garden Business segment recorded net sales of $27.5 million for the first quarter of fiscal 2011, an increase of 4.6 percent from $26.3 million for the same period last year, primarily due to the reclassification of several pest control products into the Home and Garden Business segment from the former Small Appliances segment. The first quarter of the fiscal year is generally a period of internal inventory building in advance of the Home and Garden Business segment’s major selling season, typically in the spring and summer months. First quarter net sales for the Home and Garden Business segment are typically less than 9 percent of full-year net sales.

The business segment recorded a first-quarter net loss of $7.5 million, a significant improvement compared with a net loss of $18.7 million in fiscal 2010’s first quarter. As a result of operational excellence initiatives, including strong cost controls, the Home and Garden Business improved its adjusted EBITDA by 12.8 percent to a loss of $3.4 million in the first quarter of fiscal 2011 from a $3.9 million loss in the same period last year.

Liquidity and Debt Reduction

The Company completed its fiscal 2011 first quarter on January 2, 2011 with a solid liquidity position, including a cash balance of approximately $83 million and approximately $44 million drawn on its ABL Facility, consistent with normal business seasonality. As of the end of the first quarter of fiscal 2011, in addition to its $245 million of 12% Senior Subordinated Notes, the Company had approximately $1,474 million outstanding under its senior credit facilities consisting of a senior secured Term Loan of $680 million, senior secured Notes of $750 million and approximately $44 million under its $300 million ABL working capital facility. In addition, the Company had approximately $36 million of letters of credit outstanding.

During the fiscal quarter, the Company made voluntary prepayments of $50 million and $20 million, or $70 million in total, to reduce its original $750 million Term Loan to $680 million, consistent with its stated objective to reach a target leverage (total debt to adjusted EBITDA) of 3 times or less in the next two years. The Company continues to anticipate cumulative debt reduction on its Term Loan of at least $200 million by the end of fiscal 2011.

Senior Secured Term Loan Refinancing

On February 1, 2011, the Company completed the refinancing of its existing $680 million Senior Secured Term Loan at a lower interest rate, reflecting improved credit market conditions and the Company’s strong performance and favorable outlook. At today’s interest rates and assuming a $680 million term loan balance, this pricing would reduce the Company’s annual cash interest expense by more than $20 million. In connection with the refinancing, the Company expects to record a pre-tax charge of approximately $43 million, of which nearly $36 million is non-cash, in the second quarter of fiscal 2011 ending April 3, 2011.

Fiscal 2011 Outlook

The Company reiterated its expectations to deliver net sales growth in the range of 3 to 4 percent in fiscal 2011, with an adjusted EBITDA increase to $455 million to $465 million and an improvement in free cash flow to $155 million to $165 million. Capital expenditures are still projected to be an estimated $40 million in fiscal 2011. The Company continues to expect to deliver free cash flow of $200 million or more in fiscal 2012 and beyond.

Conference Call/Webcast Scheduled for 9:00 AM Eastern Time Today

The Company will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, February 10, 2011. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 35298804. A telephone replay of the conference call will be available through Friday, February 18, 2011. To access this replay, participants may call 706-645-9291 and use the same conference ID number.

The live audio webcast and replay is available by visiting the Investor Relations home page on the Company’s website at www.spectrumbrands.com.

About Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. With approximately 6,200 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2010 net sales from continuing operations of $3.1 billion. Spectrum Brands, Inc. is a wholly owned subsidiary of Spectrum Brands Holdings, Inc. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful reflection of underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted loss per share on a GAAP basis to adjusted earnings per share and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months ended January 2, 2011 versus the three months ended January 3, 2010 and the three months ended December 28, 2009 on a consolidated basis and for each of the Company’s business segments. In connection with the discussion of our Fiscal 2011 Outlook in this release, see attached Table 6, “Reconciliation of GAAP Net Income to Adjusted EBITDA,” which contains a reconciliation of GAAP Net Income to adjusted EBITDA on a consolidated prospective basis for the three months ending January 2, 2011 and see attached Table 7, “Reconciliation of GAAP Cash Flow from Operating Activities to Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the three months ending January 2, 2011. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2011 (including its ability to increase its net sales, adjusted EBITDA and free cash flow and reduce its cumulative debt), may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three months ended January 2, 2011 and January 3, 2010
(Unaudited)
($ in millions, except per share amounts)

	F2011	F2010	INC(DEC)
			%
Net sales	$861.1	$591.9	45.5%
Cost of goods sold	561.2	405.8
Restructuring and related charges	0.6	1.6
Gross profit	299.3	184.5	62.2%

Selling	140.2	111.3
General and administrative	60.8	40.8
Research and development	7.6	6.4
Acquisition and integration related charges	16.5	2.4
Restructuring and related charges	5.0	4.8

Total operating expenses	230.1	165.7

Operating income	69.2	18.8

Interest expense	53.1	49.5
Other expense, net	0.9	0.7

Income (loss) from continuing operations before reorganization items and income tax expense	15.2	(31.4)

Reorganization items, net	-	3.6

Income (loss) from continuing operations before income taxes	15.2	(35.0)

Income tax expense	35.0	22.5

Loss from continuing operations	(19.8)	(57.5)

Loss from discontinued operations, net of tax (a)	-	(2.7)

Net loss	$(19.8)	$(60.2)

Average shares outstanding (b)	50.8	30.0

Loss from continuing operations	$(0.39)	$(1.92)
Loss from discontinued operations	-	(0.09)
Basic loss per share	$(0.39)	$(2.01)

Average shares and common stock equivalents outstanding (b) (c)	50.8	30.0

Loss from continuing operations	$(0.39)	$(1.92)
Loss from discontinued operations	-	(0.09)
Diluted loss per share	$(0.39)	$(2.01)

Note 1: The merger with Russell Hobbs consummated on June 16, 2010. The financial results of Russell Hobbs are reported in the consolidated results since June 16, 2010.

(a) Reflects the loss from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of Fiscal 2009.

(b) Per share figures calculated prior to rounding.

(c) For the three months ended January 2, 2011 and January 3, 2010, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three months ended January 2, 2011 and January 3, 2010
(Unaudited)
($ in millions)

Supplemental Financial Data	F2011	F2010
Cash	$83.1	$62.7

Trade receivables, net	$371.3	$272.3
Days Sales Outstanding (a)	43	47

Inventory, net	$512.3	$296.9
Inventory Turnover (b)	4.0	4.8

Total Debt	$1,731.7	$1,584.2

Supplemental Cash Flow Data	F2011	F2010
Depreciation and amortization, excluding amortization of debt
issuance costs	$32.3	$25.0

Capital expenditures	$8.1	$4.9

Supplemental Segment Sales & Profitability	F2011	F2010

Net Sales
Global Batteries & Appliances	$696.6	$428.6
Global Pet Supplies	137.0	137.0
Home and Garden Business	27.5	26.3
Total net sales	$861.1	$591.9

Segment Profit
Global Batteries & Appliances	$93.3	$47.7
Global Pet Supplies	16.2	1.4
Home and Garden Business	(6.8)	(9.6)
Total segment profit	102.7	39.5

Corporate	11.4	11.9
Restructuring and related charges	5.6	6.4
Acquisition and integration related charges	16.5	2.4
Interest expense	53.1	49.5
Other expense, net	0.9	0.7

Income (loss) from continuing operations before reorganization items and income tax expense	$15.2	$(31.4)

Note 1: Effective October 1, 2010, the Company’s chief operating decision-maker decided to manage the businesses in three vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of the Company’s worldwide battery, shaving and grooming, personal care, small electrical appliances in the kitchen and home product categories, and portable lighting business; (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business; and (iii) Home and Garden Business, which consists of the Company’s lawn and garden and insect control businesses. This updated reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment with the majority of the former Small Appliances segment, which consists of the Russell Hobbs businesses acquired on June 16, 2010, to form Global Batteries & Appliances. In addition, certain pest control and pet products in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively. These reclassifications have been made for all periods presented.

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three months ended January 2, 2011 and January 3, 2010
(Unaudited)

	F2011		F2010
Diluted loss per share, as reported	$(0.39)		$(2.01)

Adjustments, net of tax:
Preacquisition earnings	-		0.33	(a)
Acquisition and integration related charges	0.21	(b)	0.03	(b)
Fresh-start inventory fair value adjustment	-		0.44	(c)
Restructuring and related charges	0.07	(d)	0.08	(e)
Reorganization items expense	-		0.05	(f)
Discontinued operations	-		0.05	(g)
Income taxes	0.58	(h)	0.68	(h)
Share dilution assumption	-		0.83	(i)
Other adjustments	-		(0.06)	(j)
	0.86		2.43

Diluted earnings per share, as adjusted	$0.47		$0.42

Note: Per share figures calculated prior to rounding.

(a) For the three months ended January 3, 2010, the net of tax adjustment of $17.0 million, reflects the adjusted earnings of the Russell Hobbs' business from the beginning of the period presented. The Company merged with Russell Hobbs on June 16, 2010.

(b) For the three months ended January 2, 2011, reflects $10.7 million, net of tax, of acquisition and integration related charges related to the merger with Russell Hobbs. The costs consisted of integration costs and legal and professional fees. For the three months ended January 3, 2010, reflects $1.6 million, net of tax, of legal and professional fees related to the merger with Russell Hobbs.

(c) For the three months ended January 3, 2010, reflects $22.4 million, net of tax of inventory write-up related to the valuation of the Company as a result of fresh-start reporting.

(d) For the three months ended January 2, 2011, reflects $3.6 million, net of tax, of restructuring and related charges as follows: (i) $2.4 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; (ii) $1.3 million for the Global Realignment Initiatives announced in Fiscal 2007; and (iii) $(0.1) million for the Ningbo Exit Plan.

(e) For the three months ended January 3, 2010, reflects $4.2 million, net of tax, of restructuring and related charges as follows: (i) $5.0 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; (ii) $0.5 million for the Ningbo Exit Plan; (iii) $(1.3) million reflecting a refinement to previous management cost estimates relating to the Global Realignment Initiatives announced in Fiscal 2007.

(f) For the three months ended January 3, 2010, reflects $2.4 million, net of tax, related to professional fees incurred in conjunction with the Company's voluntary filing and subsequent emergence from Chapter 11 bankruptcy.

(g) For the three months ended January 3, 2010, reflects a loss from discontinued operations, net of tax, of $2.7 million related to the Company's shutdown of the growing products portion of the Home and Garden Business. The shutdown was completed during the Company's second quarter of Fiscal 2009.

(h) For the three months ended January 2, 2011 and January 3, 2010, reflects adjustments to income tax expense of $29.7 million and $34.7 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(i) Inasmuch as the Company’s per share data above assumes that the merger with Russell Hobbs was consummated prior to all periods presented, adjustment reflects the full dilution of shares and restricted stock outstanding, post merger, as if such shares were issued and outstanding for all periods presented.

(j) For the three months ended January 3, 2010, general and administrative expenses include $(3.1) million, net of tax related to expiring taxes and related estimated penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, for which the examination period expired.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended January 2, 2011
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home and Garden Business	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$79.4	$13.4	$(7.5)	$(17.0)	$(88.1)	$(19.8)

Income tax expense	-	-	-	-	35.0	35.0
Interest expense	-	-	-	-	53.1	53.1
Restructuring and related charges	(0.1)	3.0	0.6	2.0	-	5.6
Acquisition and integration related charges	14.0	0.1	-	2.4	-	16.5

Adjusted EBIT	93.3	16.5	(6.8)	(12.6)	-	90.4
Depreciation and Amortization	17.3	6.0	3.4	5.6	-	32.3

Adjusted EBITDA	$110.7	$22.4	$(3.4)	$(7.0)	$-	$122.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended January 3, 2010
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home and Garden Business	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$47.0	$0.3	$(18.7)	$(16.8)	$(72.0)	$(60.2)

Loss from discontinued operations, net of tax	-	-	2.7	-	-	2.7
Income tax expense	-	-	-	-	22.5	22.5
Interest expense	-	-	-	-	49.5	49.5
Pre-acquisition earnings	34.4	1.2	0.5			36.0
Acquisition and integration related charges	-	-	-	2.4	-	2.4
Restructuring and related charges	(0.1)	1.3	6.4	(1.2)	-	6.4
Reorganization expense items, net	-	-	-	3.6	-	3.6
Accelerated Depreciation (b)	-	-	(0.3)	-	-	(0.3)
Fresh-Start Inventory fair value adjustment	18.6	13.7	2.2	-	-	34.5
Brazilian IPI Credit/Other	(4.8)	-	-	-	-	(4.8)

Adjusted EBIT	95.1	16.4	(7.1)	(11.9)	-	92.5
Depreciation and Amortization	11.2	7.2	3.3	3.4	-	25.0

Adjusted EBITDA	$106.3	$23.6	$(3.9)	$(8.6)	$-	$117.4

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended December 28, 2008
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$37.1	$10.0	$(78.3)	$(13.5)	$(68.1)	$(112.6)

Loss from discontinued operations, net of tax	-	-	66.1	-	-	66.1
Income tax expense	-	-	-	-	15.7	15.6
Interest expense	-	-	-	-	52.4	52.4
Pre-acquisition earnings	19.1	0.6	0.5	-	-	20.3
Restructuring and related charges	14.7	2.5	1.5	2.3	-	21.0
Accelerated Depreciation (b)	(2.7)	-	-	-	-	(2.7)
Brazilian IPI Credit	(2.9)	-	-	-	-	(2.9)

Adjusted EBIT	65.2	13.1	(10.1)	(11.2)	-	57.0
Depreciation and Amortization	8.8	5.4	2.5	0.3	-	17.0

Adjusted EBITDA	$74.0	$18.5	$(7.6)	$(10.9)	$-	$74.0

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three months ended January 2, 2011 and January 3, 2010
(Unaudited)
($ in millions)

	F2011	F2010	INC(DEC)
			%
Spectrum Brands Holdings, Inc.	$861.1	$591.9	45.5%
Russell Hobbs (a)	-	248.7

Pro Forma Net Sales	$861.1	$840.6	2.4%

(a) For the three months ended January 3, 2010, net sales for Russell Hobbs have been restated to reflect the acquisition as if it occurred at the beginning of the period presented.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA
for the twelve months ended September 30, 2011
(Unaudited)
($ millions)

Consolidated Spectrum Brands Holdings, Inc.

Net Income	$ 73 - $ 79

Income tax expense	39 - 43
Interest expense	193
Restructuring and related charges	9
Acquisition and integration related charges	21

Adjusted EBIT	335 - 345
Depreciation and Amortization	120

Adjusted EBITDA	$ 455 - $ 465

Note: Amounts calculated prior to rounding

Table 7
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Cash Flow from Operating Activities to Free Cash Flow for the twelve months ended September 30, 2011
(Unaudited)
($ millions)

Net Cash provided from Operating Activities	$ 195 - $ 205

Purchases of property, plant and equipment	(40)

Free Cash Flow	$ 155 - $ 165

CONTACT:
Spectrum Brands Holdings, Inc.
Investor/Media Contact:
Dave Prichard, 608-278-6141